Exhibit 10.9

July 8, 2024

Walter (Bud) Aspatore

Board Chairman

Methode Electronics, Inc

8750 W Bryn Mawr Ave., Suite 1000
Chicago, Illinois 60631
United States

Re: Agreement for Interim Management Services – Addendum 6

This letter is addendum 6 (“Addendum 6”) to the agreement between AlixPartners, LLP (“AlixPartners”) and Methode Electronics, Inc (the “Company”) dated March 1, 2024 (the “Engagement Letter”). Unless otherwise modified herein, the terms and conditions of the Engagement Letter remain in full force and effect. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Engagement Letter. If there is any conflict between the terms of this Addendum 6 and the Engagement Letter, Addendum 6 will prevail.

The following is in addition to the Engagement Letter:

Background

Based on our discussions, the Company requests that AlixPartners provide David Rawden as interim Chief Financial Officer to the Company.

Services

AlixPartners will provide David Rawden to serve as the interim Company’s Chief Financial Officer ("CFO"), reporting to the Company’s Chief Executive Officer. In this role, Mr. Rawden will work collaboratively with the senior management team, the Board of Directors and other Company professionals to perform tasks ordinarily in the purview of the Company’s CFO as outlined in Addendum 1.

Timing and Fees

AlixPartners will commence this engagement on or about July 12, 2024 after receipt of an executed copy of this Addendum 6. The engagement is expected to continue until such time as a new Chief Financial Officer commences employment. Notwithstanding the foregoing, the Company can terminate this Addendum 6 at any time without prior notice.

The Company shall compensate AlixPartners for its services, and reimburse AlixPartners for expenses, as set forth on Schedule 1 of Addendum 1 between the Company and AlixPartners dated March 20, 2024.

If these terms meet with your approval, please sign and return a copy of the executed Addendum 6.

Amendment to Terms and Conditions

The parties agree, for purposes of this Addendum 6, that the Terms and Conditions of the Engagement Letter are hereby permanently amended by deleting in its entirety the section entitled “Section 8 Indemnification” and replacing it with the following language:

Section 8. Indemnification

The Company shall indemnify, hold harmless and defend AlixPartners and its Affiliates and its and their partners, directors, officers and employees (collectively, the “AlixPartners Parties”) from and against all claims (including without limitation claims from Authorized Recipients), liabilities, losses, expenses and damages (“Loss”) incurred or suffered arising out of or as a result of the performance by AlixPartners of the services or its obligations hereunder, or any third party’s use of or reliance on the services provided under the Agreement or Work Product. The indemnity herein shall not apply to the extent such Loss directly arises as a result of AlixPartners’s Parties: (i) gross negligence; or (ii) willful misconduct; unless and to the extent AlixPartners was complying with any instructions given by, or on behalf of, the Company. The Company shall pay Losses as incurred, including reasonable legal fees and disbursements of counsel. If, in the opinion of counsel, representing both Parties in the matter covered by this indemnification creates a potential conflict of interest, the AlixPartners Parties may engage separate counsel to represent them at The Company’s expense.

The Company shall specifically include and cover AlixPartners employees and agents serving as directors or officers of the Company or affiliates with direct coverage under the Company’s policy for liability insurance covering its directors, officers and any equivalently placed employees (“D&O insurance”) in at least USD 10 million, or local currency equivalent, for any one incident. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company shall, at the request of AlixPartners, provide a copy of its current D&O policy, a certificate(s) of insurance evidencing the policy is in full force and effect, and any other documents as AlixPartners may reasonably request evidencing the appointment and coverage of the indemnitees. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include AlixPartners employees and agents under the Company’s policy or does not have first dollar coverage acceptable to AlixPartners (e.g., there are claims or threatened claims against the policy), AlixPartners may, at its option, purchase a separate D&O insurance policy (at the Company’s expense) to cover AlixPartners employees and agents only.

AlixPartners employees serving as directors or officers of the Company or affiliates will receive the benefit of the most favorable indemnification provisions provided by the Company to its directors, officers and any equivalently placed employees, whether under the Company’s charter or by-laws, by contract or otherwise. The Company’s indemnification obligations in this Section shall be primary to, and without allocation against, any similar indemnification obligations that AlixPartners may offer to its personnel generally, and the Company’s D&O insurance coverage for the indemnitees shall be specifically primary to, and without allocation against, any other valid and collectible insurance coverage that may apply to the indemnitees (whether provided by AlixPartners or otherwise).

We look forward to working with you.

Sincerely yours,

/s/ Patrick Houston Patrick Houston
Partner & Managing Director

For and on behalf of AlixPartners, LLP

Agreement and acceptance confirmed

By: /s/ Walter J. Aspatore
Its: ChairmancounterpartySignerTextField_qgE0yOd||4]
Dated: July 10, 2024counterpartySignerDateField_SiGR56H]
For and on behalf of Methode Electronics, Inc